October 2026

Preliminary Pricing Supplement No. 19,031

Registration Statement Nos. 333-293641; 333-293641-01

Dated September 24, 2026

Filed pursuant to Rule 424(b)(2)

Morgan Stanley Finance LLC

Structured Investments

Opportunities in International and U.S. Equities

Enhanced Trigger Jump Securities Based on the Value of the Worst Performing of the EURO STOXX 50® Index and the S&P 500® Index due April 10, 2031

Fully and Unconditionally Guaranteed by Morgan Stanley

Principal at Risk Securities

The Enhanced Trigger Jump Securities, which we refer to as the securities, are unsecured obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. The securities will pay no interest, do not guarantee any return of principal at maturity and have the terms described in the accompanying product supplement for Jump Securities, index supplement, tax supplement and prospectus, as supplemented and modified by this document. If the final index value of each underlying index is greater than or equal to 75% of its respective initial index value, which we refer to as the respective downside threshold value, you will receive for each security that you hold at maturity a minimum of $431.50 per security in addition to the stated principal amount.  If the worst performing underlying index appreciates by more than 43.15% over the term of the securities, you will receive for each security that you hold at maturity the stated principal amount plus an amount based on the percentage increase of such worst performing underlying index. However, if the final index value of either underlying index is less than its respective downside threshold value, the payment at maturity will be significantly less than the stated principal amount of the securities by an amount that is proportionate to the percentage decrease in the final index value of the worst performing underlying from its initial index value. Under these circumstances, the payment at maturity will be less than $750 per security and could be zero. Accordingly, you could lose your entire initial investment in the securities. Because the payment at maturity on the securities is based on the worst performing of the underlying indices, a decline in either final index value below 75% of its respective initial index value will result in a significant loss on your investment, even if the other underlying index has appreciated or has not declined as much. The securities are for investors who seek an equity index-based return and who are willing to risk their principal, risk exposure to the worst performing of two underlying indices and forgo current income in exchange for the upside payment feature that applies only if the final index value of each underlying index is greater than or equal to its respective downside threshold value. The securities are notes issued as part of MSFL’s Series A Global Medium-Term Notes Program.

All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment. These securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

SUMMARY TERMS
Issuer:		Morgan Stanley Finance LLC
Guarantor:		Morgan Stanley
Issue price:		$1,000 per security
Stated principal amount:		$1,000 per security
Pricing date:		October 7, 2026
Original issue date:		October 13, 2026 (3 business days after the pricing date)
Maturity date:		April 10, 2031
Aggregate principal amount:		$
Interest:		None
Underlying indices:		The EURO STOXX 50® Index (the “SX5E Index”) and the S&P 500® Index (the “SPX Index”)
Payment at maturity:

●If the final index value of each underlying index is greater than or equal to its respective downside threshold value:

$1,000 + the greater of (i) $1,000 x the index percent change of the worst performing underlying index and (ii) the upside payment

●If the final index value of either underlying index is less than its respective downside threshold value, meaning the value of either underlying index has declined by more than 25% from its respective initial index value to its respective final index value:

$1,000 × index performance factor of the worst performing underlying index

Under these circumstances, the payment at maturity will be significantly less than the stated principal amount of $1,000, and will represent a loss of more than 25%, and possibly all, of your investment.

Upside payment:		$431.50 per security (43.15% of the stated principal amount)
Index percent change:		With respect to each underlying index, (final index value − initial index value) / initial index value
Index performance factor:		With respect to each underlying index, final index value / initial index value
Worst performing underlying index:		The underlying index with the lesser index performance factor
Initial index value:		With respect to the SX5E Index, , which is the index closing value of such index on the pricing date With respect to the SPX Index, , which is the index closing value of such index on the pricing date
Downside threshold value:		With respect to the SX5E Index, , which is 75% of the initial index value for such index With respect to the SPX Index, , which is 75% of the initial index value for such index
Final index value:		With respect to each underlying index, the index closing value of such index on the valuation date
Valuation date:		April 7, 2031, subject to postponement for non-index business days and certain market disruption events
CUSIP / ISIN:		61781LWU0 / US61781LWU06
Listing:		The securities will not be listed on any securities exchange.
Agent:		Morgan Stanley & Co. LLC (“MS & Co.”), an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Estimated value on the pricing date:		Approximately $953.70 per security, or within $35.00 of that estimate. See “Investment Summary” on page 2.
Commissions and issue price:	Price to public	Agent’s commissions and fees	Proceeds to us(3)
Per security	$1,000	$25(1)
		$5(2)	$970
Total	$	$	$

(1)Selected dealers, including Morgan Stanley Wealth Management (an affiliate of the agent), and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $25 for each security they sell. See “Supplemental information regarding plan of distribution; conflicts of interest.” For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement for Jump Securities.

(2)Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $5 for each security.

(3)See “Use of proceeds and hedging” on page 15.

The securities involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 7.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this document or the accompanying product supplement, index supplement, tax supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement, index supplement, tax supplement and prospectus, each of which can be accessed via the hyperlinks below. Please also see “Additional Terms of the Securities” and “Additional Information About the Securities” at the end of this document.

As used in this document, “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

Product Supplement for Jump Securities dated April 8, 2026 Index Supplement dated April 8, 2026 Tax Supplement dated April 8, 2026 Prospectus dated April 8, 2026

Morgan Stanley Finance LLC

Enhanced Trigger Jump Securities Based on the Value of the Worst Performing of the EURO STOXX 50® Index and the S&P 500® Index due April 10, 2031

Principal at Risk Securities

Investment Summary

Principal at Risk Securities

The Enhanced Trigger Jump Securities Based on the Value of the Worst Performing of the EURO STOXX 50® Index and the S&P 500® Index due April 10, 2031 (the “securities”) can be used:

￭As an alternative to direct exposure to the underlying indices that provides a minimum positive return of 43.15% if the final index value of each underlying index is greater than or equal to its respective downside threshold value and offers uncapped 1-to-1 participation in the worst performing underlying index if the appreciation of such underlying index is greater than 43.15%;

￭To enhance returns and potentially outperform the worst performing of the EURO STOXX 50® Index and the S&P 500® Index in a moderately bullish or moderately bearish scenario;

￭To obtain limited protection against the loss of principal in the event of a decline of the underlying indices as of the valuation date, but only if the final index value of each underlying index is greater than or equal to its respective downside threshold level.

If the final index value of either underlying index is less than its downside threshold level, the securities are exposed on a 1-to-1 basis to the percentage decline of the final index value of the worst performing underlying index from its respective initial index value.  Accordingly, investors may lose their entire initial investment in the securities.

Maturity:	Approximately 4.5 years
Upside payment:	$431.50 per security (43.15% of the stated principal amount)
Downside threshold level:	For each underlying index, 75% of the respective initial index value
Minimum payment at maturity:	None. Investors may lose their entire initial investment in the securities.
Interest:	None

The original issue price of each security is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the securities, which are borne by you, and, consequently, the estimated value of the securities on the pricing date will be less than $1,000. We estimate that the value of each security on the pricing date will be approximately $953.70, or within $35.00 of that estimate. Our estimate of the value of the securities as determined on the pricing date will be set forth in the final pricing supplement.

What goes into the estimated value on the pricing date?

In valuing the securities on the pricing date, we take into account that the securities comprise both a debt component and a performance-based component linked to the underlying indices. The estimated value of the securities is determined using our own pricing and valuation models, market inputs and assumptions relating to the underlying indices, instruments based on the underlying indices, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the securities?

In determining the economic terms of the securities, including the upside payment and the downside threshold values, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the securities would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the securities?

The price at which MS & Co. purchases the securities in the secondary market, absent changes in market conditions, including those related to the underlying indices, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However,

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Morgan Stanley Finance LLC

Enhanced Trigger Jump Securities Based on the Value of the Worst Performing of the EURO STOXX 50® Index and the S&P 500® Index due April 10, 2031

Principal at Risk Securities

because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the underlying indices, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the securities, and, if it once chooses to make a market, may cease doing so at any time.

October 2026 Page 3

Morgan Stanley Finance LLC

Enhanced Trigger Jump Securities Based on the Value of the Worst Performing of the EURO STOXX 50® Index and the S&P 500® Index due April 10, 2031

Principal at Risk Securities

Key Investment Rationale

The securities do not pay interest but provide a minimum positive return of 43.15% if the final index value of each of the EURO STOXX 50® Index and the S&P 500® Index is greater than or equal to its respective downside threshold value and offer an uncapped 1-to-1 participation in the worst performing underlying index if the appreciation of such underlying index is greater than 43.15%. However, if, as of the valuation date, the value of either underlying index is less than its respective downside threshold value, the payment due at maturity will be less than $750 per security and could be zero.

Upside Scenario

If the final index value of each underlying index is greater than or equal to its respective downside threshold value, the payment at maturity for each security will be equal to $1,000 plus the greater of (i) $1,000 times the index percent change of the worst performing underlying index and (ii) the upside payment of $431.50.

Downside Scenario

If the final index value of either underlying index is less than its respective downside threshold value, you will lose 1% for every 1% decline in the value of the worst performing underlying index from its initial index value, without any buffer (e.g., a 60% depreciation in the worst performing underlying index from the respective initial index value to the respective final index value will result in a payment at maturity of $400 per security).

Because the payment at maturity of the securities is based on the worst performing of the underlying indices, a decline in either underlying index below its respective downside threshold value will result in a loss of a significant portion or all of your investment, even if the other underlying index has appreciated or has not declined as much.

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Morgan Stanley Finance LLC

Enhanced Trigger Jump Securities Based on the Value of the Worst Performing of the EURO STOXX 50® Index and the S&P 500® Index due April 10, 2031

Principal at Risk Securities

Hypothetical Examples

The following hypothetical examples illustrate how to calculate the payment at maturity on the securities. The following examples are for illustrative purposes only. The payment at maturity on the securities is subject to our credit risk. The below examples are based on the following terms. The actual initial index values and downside threshold values will be determined on the pricing date.

Stated Principal Amount:	$1,000 per security
Hypothetical Initial Index Value:	With respect to the SX5E Index: 6,000 With respect to the SPX Index: 8,000
Hypothetical Downside Threshold Value:	With respect to the SX5E Index: 4,500, which is 75% of its hypothetical initial index value With respect to the SPX Index: 6,000, which is 75% of its hypothetical initial index value
Hypothetical Upside Payment:	$431.50 (43.15% of the stated principal amount)
Interest:	None

EXAMPLE 1: Both underlying indices appreciate substantially, and investors therefore receive the stated principal amount plus $1,000 times the index percent change of the worst performing underlying index.

Final index value		SX5E Index: 6,300
SPX Index: 2,660
Index performance factor		SX5E Index: 10,800 / 6,000 = 180% SPX Index: 15,200 / 8,000 = 190%
Payment at maturity	=	$1,000 + ($1,000 x the index percent change of the worst performing underlying index)
	=	$1,000 + $800
	=	$1,800

In example 1, the final index value for the SX5E Index has increased from its initial index value by 80%, and the final index value for the SPX Index has increased from its initial index value by 90%. Because the final index value of each underlying index is above its respective downside threshold value, and the index percent change of the worst performing underlying index is greater than the minimum positive return of 43.15%, investors receive at maturity the stated principal amount plus 1-to-1 participation in the performance of the worst performing underlying index.  Investors receive $1,800 per security at maturity.

EXAMPLE 2: The final index values of both underlying indices are at or above their respective downside threshold values but the worst performing underlying index has not appreciated by more than 43.15%, and investors therefore receive the stated principal amount plus the upside payment.

Final index value		SX5E Index: 5,100
SPX Index: 7,200
Index performance factor		SX5E Index: 5,100 / 6,000 = 85% SPX Index: 7,200 / 8,000 = 90%
Payment at maturity	=	$1,000 + upside payment
	=	$1,000 + $431.50
	=	$1,431.50

In example 2, the final index value for the SX5E Index has decreased from its initial index value by 15%, and the final index value for the SPX Index has decreased from its initial index value by 10%. Because the final index value of each underlying index is above its respective downside threshold value, investors receive at maturity the stated

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Morgan Stanley Finance LLC

Enhanced Trigger Jump Securities Based on the Value of the Worst Performing of the EURO STOXX 50® Index and the S&P 500® Index due April 10, 2031

Principal at Risk Securities

principal amount plus the upside payment of $431.50. Although both underlying indices have depreciated, investors receive $1,431.50 per security at maturity.

EXAMPLE 3: The final index value of one of the underlying indices is less than its respective downside threshold value. Investors are therefore exposed to the full decline in the worst performing underlying index from its initial index value.

Final index value		SX5E Index: 7,200
SPX Index: 3,600
Index performance factor		SX5E Index: 7,200 / 6,000 = 120% SPX Index: 3,600 / 8,000 = 45%
Payment at maturity	=	$1,000 × index performance factor of the worst performing underlying index
	=	$1,000 × 45%
	=	$450

In example 3, the final index value for the SX5E Index has increased from its initial index value by 20%, and the final index value for the SPX Index has decreased from its initial index value by 55%. Because one of the underlying indices has declined below its respective downside threshold value, investors do not receive the upside payment and instead are exposed to the full negative performance of the SPX Index, which is the worst performing underlying index in this example. Under these circumstances, investors lose 1% of the stated principal amount for every 1% decline in the value of the worst performing underlying index from its initial index value. In this example, investors receive a payment at maturity equal to $450 per security, resulting in a loss of 55%.

EXAMPLE 4: The final index values of both underlying indices are less than their respective downside threshold values. Investors are therefore exposed to the full decline in the worst performing underlying index from its initial index value.

Final index value		SX5E Index: 1,200
SPX Index: 3,200
Index performance factor		SX5E Index: 1,200 / 6,000 = 20% SPX Index: 3,200 / 8,000 = 40%
Payment at maturity	=	$1,000 × index performance factor of the worst performing underlying index
	=	$1,000 × 20%
	=	$200

In example 4, the final index value for the SX5E Index has decreased from its initial index value by 80%, and the final index value for the SPX Index has decreased from its initial index value by 60%. Because one or more underlying indices have declined below their respective downside threshold values, investors do not receive the upside payment and instead are exposed to the full negative performance of the SX5E Index, which is the worst performing underlying index in this example. Under these circumstances, investors lose 1% of the stated principal amount for every 1% decline in the value of the worst performing underlying index from its initial index value. In this example, investors receive a payment at maturity equal to $200 per security, resulting in a loss of 80%.

If the final index value of either of the underlying indices is less than its respective downside threshold value, you will receive an amount in cash that is significantly less than the $1,000 stated principal amount of each security by an amount proportionate to the full decline in the level of the worst performing underlying index from its initial index value over the term of the securities, and you will lose a significant portion or all of your investment.

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Morgan Stanley Finance LLC

Enhanced Trigger Jump Securities Based on the Value of the Worst Performing of the EURO STOXX 50® Index and the S&P 500® Index due April 10, 2031

Principal at Risk Securities

Risk Factors

This section describes the material risks relating to the securities. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying product supplement, index supplement, tax supplement and prospectus. You should also consult with your investment, legal, tax, accounting and other advisers in connection with your investment in the securities.

Risks Relating to an Investment in the Securities

￭The securities do not pay interest or guarantee the return of any principal. The terms of the securities differ from those of ordinary debt securities in that the securities do not pay interest or guarantee the payment of any principal at maturity. At maturity, you will receive for each $1,000 stated principal amount of securities that you hold an amount in cash based upon the final index value of each underlying index. If the final index value of either underlying index is less than 75% of its respective initial index value, you will not receive the fixed upside payment and you will instead receive at maturity an amount in cash that is significantly less than the $1,000 stated principal amount of each security by an amount proportionate to the full decline in the final index value of the worst performing underlying index from its initial index value over the term of the securities, and you will lose a significant portion or all of your investment. There is no minimum payment at maturity on the securities, and, accordingly, you could lose your entire investment.

￭The amount payable on the securities is not linked to the values of the underlying indices at any time other than the valuation date. The final index values will be the index closing values on the valuation date, subject to postponement for non-index business days and certain market disruption events. Even if the value of the worst performing underlying index appreciates prior to the valuation date but then drops by the valuation date, the payment at maturity may be significantly less than it would have been had the payment at maturity been linked to the value of the worst performing underlying index prior to such drop.  Although the actual value of the worst performing underlying index on the stated maturity date or at other times during the term of the securities may be higher than its respective final index value, the payment at maturity will be based solely on the index closing value of the worst performing underlying index on the valuation date.

￭The securities will not be listed on any securities exchange and secondary trading may be limited. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. Morgan Stanley & Co. LLC, which we refer to as MS & Co., may, but is not obligated to, make a market in the securities and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the securities, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Since other broker-dealers may not participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the securities, it is likely that there would be no secondary market for the securities. Accordingly, you should be willing to hold your securities to maturity.

￭The market price of the securities may be influenced by many unpredictable factors. Several factors, many of which are beyond our control, will influence the value of the securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the securities in the secondary market, including:

￭the values of the underlying indices at any time (including in relation to their initial index values),

￭the volatility (frequency and magnitude of changes in value) of the underlying indices,

￭dividend rates on the securities underlying the underlying indices,

￭interest and yield rates in the market,

￭geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the component stocks of the underlying indices or securities markets generally and which may affect the value of the underlying indices,

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Morgan Stanley Finance LLC

Enhanced Trigger Jump Securities Based on the Value of the Worst Performing of the EURO STOXX 50® Index and the S&P 500® Index due April 10, 2031

Principal at Risk Securities

￭the time remaining until the maturity of the securities,

￭the composition of the underlying indices and changes in the constituent stocks of the underlying indices, and

￭any actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the price you will receive if you sell your securities prior to maturity. Generally, the longer the time remaining to maturity, the more the market price of the securities will be affected by the other factors described above. In particular, you may have to sell your securities at a substantial discount from the stated principal amount if at the time of sale the value of either underlying index is near, at or below its respective downside threshold value.

You cannot predict the future performance of the underlying indices based on their historical performance. If the final index value of either underlying index is less than 75% of its respective initial index value, you will be exposed on a 1-to-1 basis to the full decline in the final index value of the worst performing underlying index from its respective initial index value. There can be no assurance that the final index value of each underlying index will be greater than 75% of its respective initial index value so that you will receive at maturity an amount that is greater than the $1,000 stated principal amount for each security you hold, or that you will not lose a significant portion or all of your investment.

￭The securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities. You are dependent on our ability to pay all amounts due on the securities at maturity and therefore you are subject to our credit risk. If we default on our obligations under the securities, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the securities.

￭As a finance subsidiary, MSFL has no independent operations and will have no independent assets. As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

￭The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the original issue price reduce the economic terms of the securities, cause the estimated value of the securities to be less than the original issue price and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., are willing to purchase the securities in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the securities in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the securities less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to

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Morgan Stanley Finance LLC

Enhanced Trigger Jump Securities Based on the Value of the Worst Performing of the EURO STOXX 50® Index and the S&P 500® Index due April 10, 2031

Principal at Risk Securities

the underlying indices, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

￭The estimated value of the securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the securities than those generated by others, including other dealers in the market, if they attempted to value the securities. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your securities in the secondary market (if any exists) at any time. The value of your securities at any time after the date of this document will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price of the securities may be influenced by many unpredictable factors” above.

￭Investing in the securities is not equivalent to investing in the underlying indices. Investing in the securities is not equivalent to investing in either underlying index or the component stocks of either underlying index. Investors in the securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to stocks that constitute the underlying indices.

￭The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the securities. As calculation agent, MS & Co. will determine the initial index values, the downside threshold values, the final index values, the index percent changes or the index performance factors, as applicable, and the payment that you will receive at maturity, if any. Moreover, certain determinations made by MS & Co., in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the index closing values in the event of a market disruption event or discontinuance of an underlying index.  These potentially subjective determinations may adversely affect the payout to you at maturity, if any. For further information regarding these types of determinations, see “Description of Securities—Postponement of Valuation Date(s),” “—Discontinuance of Any Underlying Index or Basket Index; Alteration of Method of Calculation,” “—Alternate Exchange Calculation in case of an Event of Default” and “—Calculation Agent and Calculations” in the accompanying product supplement.  In addition, MS & Co. has determined the estimated value of the securities on the pricing date.

￭Hedging and trading activity by our affiliates could potentially adversely affect the value of the securities. One or more of our affiliates and/or third-party dealers expect to carry out hedging activities related to the securities (and to other instruments linked to the underlying indices or their component stocks), including trading in the stocks that constitute the underlying indices as well as in other instruments related to the underlying indices. As a result, these entities may be unwinding or adjusting hedge positions during the term of the securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the valuation date approaches. Some of our affiliates also trade the stocks that constitute the underlying indices and other financial instruments related to the underlying indices on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial index value of an underlying index, and, therefore, could increase the value at or above which such underlying index must close on the valuation date so that you do not suffer a significant loss on your initial investment in the securities (depending also on the performance of the other underlying index). Additionally, such hedging or trading activities during the term of the securities, including on the valuation date, could adversely affect the value of either underlying index on the valuation date, and, accordingly, the amount of cash an investor will receive at maturity, if any (depending also on the performance of the other underlying index).

The U.S. federal income tax consequences of an investment in the securities offered by this pricing supplement are uncertain. There is no direct legal authority regarding the proper U.S. federal income tax treatment of the securities, and significant aspects of the tax treatment of the securities are uncertain. You should review carefully the section entitled “United States Federal Income Tax Considerations” herein, in combination with the section entitled “United States Federal Taxation” in the accompanying tax supplement, and consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities.

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Morgan Stanley Finance LLC

Enhanced Trigger Jump Securities Based on the Value of the Worst Performing of the EURO STOXX 50® Index and the S&P 500® Index due April 10, 2031

Principal at Risk Securities

Risks Relating to the Underlying Indices

￭You are exposed to the price risk of both underlying indices. Your return on the securities is not linked to a basket consisting of both underlying indices. Rather, it will be based upon the independent performance of each underlying index. Unlike an instrument with a return linked to a basket of underlying assets, in which risk is mitigated and diversified among all the components of the basket, you will be exposed to the risks related to both underlying indices. Poor performance by either underlying index over the term of the securities will negatively affect your return and will not be offset or mitigated by any positive performance by the other underlying index. If the final index value of either underlying index declines to below 75% of its respective initial index value, you will be fully exposed to the negative performance of the worst performing underlying index at maturity, even if the other underlying index has appreciated or has not declined as much. Accordingly, your investment is subject to the price risk of both underlying indices.

￭Because the securities are linked to the performance of the worst performing underlying index, you are exposed to greater risk of sustaining a significant loss on your investment than if the securities were linked to just one underlying index. The risk that you will suffer a significant loss on your investment is greater if you invest in the securities as opposed to substantially similar securities that are linked to the performance of just one underlying index. With two underlying indices, it is more likely that the final index value of either underlying index will decline to below its respective downside threshold value than if the securities were linked to only one underlying index. Therefore, it is more likely that you will suffer a significant loss on your investment.

￭The securities are linked to the EURO STOXX 50® Index and are subject to risks associated with investments in securities linked to the value of foreign equity securities. As the EURO STOXX 50® Index is one of the underlying indices, the securities are linked to the value of foreign equity securities. Investments in securities linked to the value of foreign equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries. Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the United States Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies. The prices of securities issued in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times. Moreover, the economies in such countries may differ favorably or unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources, self-sufficiency and balance of payment positions.

￭Governmental regulatory actions, such as sanctions, could adversely affect your investment in the securities. Governmental regulatory actions, including, without limitation, sanctions-related actions by the U.S. or a foreign government, could prohibit or otherwise restrict persons from holding the securities or the component securities of the underlying indices, or engaging in transactions therein, and any such action could adversely affect the value of the underlying indices or the securities. These regulatory actions could result in restrictions on the securities and could result in the loss of a significant portion or all of your initial investment in the securities, including if you are forced to divest the securities due to the government mandates, especially if such divestment must be made at a time when the value of the securities has declined.

￭Adjustments to the underlying indices could adversely affect the value of the securities. The publisher of either underlying index may add, delete or substitute the stocks underlying such index or make other methodological changes that could change the value of such underlying index. Any of these actions could adversely affect the value of the securities. The publisher of such underlying index may also discontinue or suspend calculation or publication of such underlying index at any time. In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index that is comparable to the discontinued underlying index. MS & Co. could have an economic interest that is different than that of investors in the securities insofar as, for example, MS & Co. is permitted to consider indices that are calculated and published by MS & Co. or any of its affiliates. If MS & Co. determines that there is no appropriate successor index, the payout on the securities at maturity will be an amount based on the closing prices on the valuation date of the stocks underlying the relevant index at the time of such discontinuance, without rebalancing or substitution,

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Morgan Stanley Finance LLC

Enhanced Trigger Jump Securities Based on the Value of the Worst Performing of the EURO STOXX 50® Index and the S&P 500® Index due April 10, 2031

Principal at Risk Securities

computed by the calculation agent in accordance with the formula for calculating such underlying index last in effect prior to such discontinuance (depending also on the performance of the other underlying index).

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Morgan Stanley Finance LLC

Enhanced Trigger Jump Securities Based on the Value of the Worst Performing of the EURO STOXX 50® Index and the S&P 500® Index due April 10, 2031

Principal at Risk Securities

Historical Information

EURO STOXX 50® Index Overview

Bloomberg Ticker Symbol: SX5E

The EURO STOXX 50® Index was created by STOXX® Limited, a part of Qontigo, which is a wholly owned subsidiary of Deutsche Börse AG. Publication of the EURO STOXX 50® Index began on February 26, 1998 with a base value of 1,000 as of December 31, 1991. The EURO STOXX 50® Index is composed of 50 component stocks of market sector leaders among the 20 STOXX® supersectors, which includes stocks selected from the Eurozone. The component stocks have a high degree of liquidity and represent the largest companies across all market sectors. For additional information about the EURO STOXX 50® Index, see the information set forth under “EURO STOXX 50® Index” in the accompanying index supplement.

The index closing value of the SX5E Index on September 23, 2026 was 6,299.82. The following graph sets forth the daily index closing values of the SX5E Index for the period noted below. We obtained the historical information presented in this document from Bloomberg Financial Markets, without independent verification. The SX5E Index has at times experienced periods of high volatility. The historical performance of the SX5E Index should not be taken as an indication of its future performance, and no assurance can be given as to the index closing value of the SX5E Index at any time.

SX5E Index Daily Closing Values January 1, 2021 to September 23, 2026

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Morgan Stanley Finance LLC

Enhanced Trigger Jump Securities Based on the Value of the Worst Performing of the EURO STOXX 50® Index and the S&P 500® Index due April 10, 2031

Principal at Risk Securities

S&P 500® Index Overview

Bloomberg Ticker Symbol: SPX

The S&P 500® Index is intended to provide a benchmark for performance measurement of the large capitalization segment of the U.S. equity markets by tracking the stock price movement of 500 companies with large market capitalizations. The underlying index publisher with respect to the S&P 500® Index is S&P® Dow Jones Indices LLC, or any successor thereof. Component stocks of the S&P 500® Index are required to have a total company level market capitalization that reflects approximately the 85th percentile of the S&P® Total Market Index. The S&P 500® Index measures the relative performance of the common stocks of 500 companies as of a particular time as compared to the performance of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. For additional information about the S&P 500® Index, see the information set forth under “S&P® U.S. Indices—S&P 500® Index” in the accompanying index supplement.

The index closing value of the SPX Index on September 23, 2026 was 7,706.03. The following graph sets forth the daily index closing values of the SPX Index for the period noted below. We obtained the historical information presented in this document from Bloomberg Financial Markets, without independent verification. The SPX Index has at times experienced periods of high volatility. The historical performance of the SPX Index should not be taken as an indication of its future performance, and no assurance can be given as to the index closing value of the SPX Index at any time.

SPX Index Daily Closing Values January 1, 2021 to September 23, 2026

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Morgan Stanley Finance LLC

Enhanced Trigger Jump Securities Based on the Value of the Worst Performing of the EURO STOXX 50® Index and the S&P 500® Index due April 10, 2031

Principal at Risk Securities

Additional Terms of the Securities

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional Terms:
If the terms described herein are inconsistent with those described in the accompanying product supplement, index supplement, tax supplement or prospectus, the terms described herein shall control
Underlying index publishers:	With respect to the SX5E Index, STOXX® Limited, or any successor thereof With respect to the SPX Index, S&P® Dow Jones Indices LLC, or any successor thereof.
Index closing value:

With respect to each of the SX5E Index and the SPX Index, index closing value on any index business day shall be determined by the calculation agent and shall equal the official closing value of such underlying index, or any successor index as defined under “Discontinuance of Any Underlying Index; Alteration of Method of Calculation” in the accompanying product supplement, published at the regular official weekday close of trading on such index business day by the underlying index publisher for such underlying index, as determined by the calculation agent. In certain circumstances, the index closing value for the SX5E Index or the SPX Index will be based on the alternate calculation of such underlying index as described under “Discontinuance of Any Underlying Index or Basket Index; Alteration of Method of Calculation” in the accompanying product supplement.

Trustee:	The Bank of New York Mellon
Calculation agent:	Morgan Stanley & Co. LLC (“MS & Co.”)
Issuer notice to registered security holders, the trustee and the depositary:

In the event that the maturity date of the securities is postponed due to postponement of the valuation date, the issuer shall give notice of such postponement and, once it has been determined, of the date to which the maturity date has been rescheduled (i) to each registered holder of the securities by mailing notice of such postponement by first class mail, postage prepaid, to such registered holder’s last address as it shall appear upon the registry books, (ii) to the trustee by facsimile confirmed by mailing such notice to the trustee by first class mail, postage prepaid, at its New York office and (iii) to The Depository Trust Company (the “depositary”) by telephone or facsimile confirmed by mailing such notice to the depositary by first class mail, postage prepaid. Any notice that is mailed to a registered holder of the securities in the manner herein provided shall be conclusively presumed to have been duly given to such registered holder, whether or not such registered holder receives the notice. The issuer shall give such notice as promptly as possible, and in no case later than (i) with respect to notice of postponement of the maturity date, the business day immediately preceding the scheduled maturity date and (ii) with respect to notice of the date to which the maturity date has been rescheduled, the business day immediately following the actual valuation date.

The Issuer shall, or shall cause the calculation agent to, (i) provide written notice to the trustee, upon which the trustee may conclusively rely, and to the depositary of the amount of cash, if any, to be delivered with respect to each stated principal amount of the securities, on or prior to 10:30 a.m. (New York City time) on the business day preceding the maturity date, and (ii) deliver the aggregate cash amount due with respect to the securities, if any, to the trustee for delivery to the depositary, as holder of the securities, on or prior to the maturity date.

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Morgan Stanley Finance LLC

Enhanced Trigger Jump Securities Based on the Value of the Worst Performing of the EURO STOXX 50® Index and the S&P 500® Index due April 10, 2031

Principal at Risk Securities

Additional Information About the Securities

Additional Information:
Minimum ticketing size:	$1,000 / 1 security
United States federal income tax considerations:

You should review carefully the section in the accompanying tax supplement entitled “United States Federal Taxation.” The following discussion, when read in combination with that section, constitutes the full opinion of our counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the securities offered by this pricing supplement.

Generally, this discussion assumes that you purchased a security for cash in the original issuance at the stated issue price and does not address other circumstances specific to you, including consequences that may arise due to any other investments relating to an underlier. Moreover, as discussed in the section entitled “United States Federal Taxation” in the accompanying tax supplement, we have not attempted to ascertain whether any issuer of any underlier to which the securities relate is a U.S. real property holding corporation or a passive foreign investment company. You should consult your tax adviser regarding these issues, including the effect any circumstances specific to you may have on the U.S. federal income tax consequences of your ownership of a security.

In the opinion of our counsel, which is based on current market conditions, it is reasonable to treat the securities for U.S. federal income tax purposes as prepaid financial contracts that are “open transactions,” as described in the section entitled “United States Federal Taxation—Tax Consequences to U.S. Holders—Program Securities Treated as Prepaid Financial Contracts that are Open Transactions” in the accompanying tax supplement. There is uncertainty regarding this treatment, and the Internal Revenue Service (the “IRS”) or a court might not agree with it. Moreover, because this treatment of the securities and our counsel’s opinion are based on market conditions as of the date of this preliminary pricing supplement, each is subject to confirmation on the pricing date. A different tax treatment could be adverse to you. Generally, if this treatment is respected, (i) you should not recognize taxable income or loss prior to the taxable disposition of your securities (including upon maturity or an earlier redemption, if applicable) and (ii) the gain or loss on your securities generally should be treated as capital gain or loss.

We do not plan to request a ruling from the IRS regarding the treatment of the securities. An alternative characterization of the securities could materially and adversely affect the tax consequences of ownership and disposition of the securities, including the timing and character of income recognized. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Non-U.S. Holders. If you are a Non-U.S. Holder (as defined in the accompanying tax supplement), please also read the section entitled “United States Federal Taxation—Tax Consequences to Non-U.S. Holders—Program Securities Not Treated as Debt Instruments” in the accompanying tax supplement.

As discussed under “United States Federal Taxation—Tax Consequences to Non-U.S. Holders—Dividend Equivalents under Section 871(m) of the Code” in the accompanying tax supplement, Section 871(m) of the Internal Revenue Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. The Treasury regulations, as modified by an IRS notice, exempt financial instruments issued prior to January 1, 2029 that do not have a “delta” of one. Based on certain determinations made by us, we expect that Section 871(m) will not apply to the securities with regard to Non-U.S. Holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. If necessary, further information regarding the potential application of Section 871(m) will be provided in the final pricing supplement for the securities.

We will not be required to pay any additional amounts with respect to U.S. federal withholding taxes.

You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Use of proceeds and hedging:

The proceeds from the sale of the securities will be used by us for general corporate purposes. We will receive, in aggregate, $1,000 per security issued, because, when we enter into hedging transactions in order to meet our obligations under the securities, our hedging counterparty will reimburse the cost of the agent’s commissions. The costs of the securities borne by you and described on page 2 above comprise the agent’s commissions and the cost of issuing, structuring and hedging the securities.

On or prior to the pricing date, we expect to hedge our anticipated exposure in connection with the securities by entering into hedging transactions with our affiliates and/or third party dealers. We expect our hedging counterparties to take positions in stocks of the underlying indices and in futures and options contracts on the underlying indices and any component stocks of the underlying indices listed on major securities markets. Such purchase activity could potentially increase the initial index value of either underlying index, and, therefore, could increase the value at or above which such underlying index must

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Morgan Stanley Finance LLC

Enhanced Trigger Jump Securities Based on the Value of the Worst Performing of the EURO STOXX 50® Index and the S&P 500® Index due April 10, 2031

Principal at Risk Securities

close on the valuation date so that you do not suffer a significant loss on your initial investment in the securities (depending also on the performance of the other underlying index). In addition, through our affiliates, we are likely to modify our hedge position throughout the term of the securities, including on the valuation date, by purchasing and selling the stocks constituting the underlying indices, futures or options contracts on the underlying indices or their component stocks listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities. As a result, these entities may be unwinding or adjusting hedge positions during the term of the securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the valuation date approaches. We cannot give any assurance that our hedging activities will not affect the value of either underlying index, and, therefore, adversely affect the value of the securities or the payment you will receive at maturity, if any (depending also on the performance of the other underlying index). For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying product supplement.

Additional considerations:

Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the securities, either directly or indirectly.

Supplemental information regarding plan of distribution; conflicts of interest:

The agent may distribute the securities through Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”), as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc (“MSIP”) and Bank Morgan Stanley AG. Morgan Stanley Wealth Management, MSIP and Bank Morgan Stanley AG are affiliates of ours. Selected dealers, including Morgan Stanley Wealth Management, and their financial advisors will collectively receive from the agent, Morgan Stanley & Co. LLC, a fixed sales commission of $25 for each security they sell. In addition, Morgan Stanley Wealth Management will receive a structuring fee of $5 for each security. The costs included in the original issue price of the securities will include a fee paid by MS & Co. to LFT Securities, LLC, an entity in which an affiliate of Morgan Stanley Wealth Management has an ownership interest, for providing certain electronic platform services with respect to this offering.

MS & Co. is an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the securities. When MS & Co. prices this offering of securities, it will determine the economic terms of the securities such that for each security the estimated value on the pricing date will be no lower than the minimum level described in “Investment Summary” on page 2.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying product supplement.

Where you can find more information:

Morgan Stanley and MSFL have filed a registration statement (including a prospectus, as supplemented by the product supplement for Jump Securities, the index supplement and the tax supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. You should read the prospectus in that registration statement, the product supplement for Jump Securities, the index supplement, the tax supplement and any other documents relating to this offering that Morgan Stanley and MSFL have filed with the SEC for more complete information about Morgan Stanley, MSFL and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, Morgan Stanley, MSFL, any underwriter or any dealer participating in the offering will arrange to send you the product supplement for Jump Securities, index supplement, tax supplement and prospectus if you so request by calling toll-free 1-(800)-584-6837.

You may access these documents on the SEC web site at www.sec.gov as follows:

Product Supplement for Jump Securities dated April 8, 2026

Index Supplement dated April 8, 2026

Tax Supplement dated April 8, 2026

Prospectus dated April 8, 2026

Terms used but not defined in this document are defined in the product supplement for Jump Securities, in the index supplement, in the tax supplement or in the prospectus.

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